CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 45 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 10, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of Colonial Tax-Managed Growth Fund, a series of Colonial Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
February 24, 1998